Exhibit 99.1

Contact:	Matthew Skelly VP – Investor Relations 1845 Walnut Street Philadelphia, PA 19103 (215) 832-4120 (215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P. ANNOUNCES SYNDICATION OF NEW

$350 MILLION REVOLVING CREDIT FACILITY

Philadelphia, PA – December 22, 2010 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or the “Partnership”) announced today the successful completion of the amendment and extension of the Partnership’s revolving credit facility. The new five year, $350 Million facility due December 22, 2015 replaces the $380 Million facility which was due July 27, 2013. The syndicated agreement includes pricing based on a leverage grid, including a base rate that equals LIBOR plus 250 basis points if the total Consolidated Funded Debt ratio is 3.0x or less (as defined in the agreement). The facility contains an accordion provision of up to an additional $100 Million available to the Partnership at its discretion. Wells Fargo Bank, NA was the administrative agent and is joined at the lead level by BNP Paribas, Bank of America, NA, and Citi. The facility was oversubscribed and received commitments from 11 lenders with 5 being new to the bank group.

“We appreciate the support from our lead banks and welcome the new financial institutions. With our new bank group in place, we have structured a new facility that is materially better than the prior facility and could provide up to a 400 basis point improvement in cost of capital over the old agreement, at base leverage levels. Additionally, the extension of the maturity from 2013 to 2015 has reduced our refinancing risk as our earliest debt maturity extends to 2015. This positive development is further indication of market approval of our Partnership’s successful year in 2010. We will continue to use our financial and balance sheet strength to pursue opportunities to grow our distribution to unit holders in 2011 and beyond,” stated Eric T. Kalamaras, Chief Financial Officer of the Partnership.

About APL

Atlas Pipeline Partners, L.P. is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas, APL owns and operates five active gas processing plants and a treating facility, as well as approximately 8,300 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49 percent joint venture partner in Laurel Mountain Midstream, LLC, which owns and operates approximately 1,800 miles of natural gas gathering systems in the Appalachian Basin located in the northeastern United States. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. We do not undertake any duty to update any forward-looking statement except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in APL’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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